                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT


        This EMPLOYMENT AGREEMENT is made as of November 22, 1998 among EAGLE HARDWARE & GARDEN, INC., a Washington corporation (the "Company"), LOWE'S COMPANIES, INC. ("Lowe's") and RICHARD TAKATA ("Executive").

        WHEREAS, the Company and Executive wish to enter into an agreement to provide for the employment of Executive on certain terms and conditions; and

        WHEREAS, Mariner Merger Corporation and Lowe's are willing to enter into an Agreement and Plan of Merger By and Among the Company, Mariner Merger Corporation and Lowe's (the "Merger Agreement") upon the condition that Executive enter into the Agreement set forth herein;

        NOW THEREFORE, in consideration of the foregoing and the mutual promises and undertakings hereinafter set forth, the parties hereto agree as follows:

        1. EMPLOYMENT. The Company agrees to employ Executive, and Executive agrees to accept employment with the Company, on the terms and conditions hereinafter set forth.

        2. TERM. Subject always to the respective rights of the Company and Executive to terminate his employment, the Company shall employ Executive for a term of two years commencing on the effective date of the transactions contemplated by the Merger Agreement (the "Term") as President and Chief Operating Officer. In consideration of the benefits granted under this Agreement, Executive agrees that during the Term he will render services to the Company that are commensurate with his position as President and Chief Operating Officer of the Company, reporting to the Chairman and Chief Executive Officer of Moby, Inc., and that he will fully comply with the requirements of Sections 8 and 9.

        3. DUTIES. Executive shall serve as President and Chief Operating Officer of the Company and shall have such other powers and duties (not inconsistent with his positions and status) as may be prescribed from time to time by the Board of Directors of the Company (the "Board"). During his employment hereunder, Executive shall devote his full time to the business and affairs of the Company during normal working hours and shall use his best efforts to achieve the best interests of the Company and its affiliates at all times.

        4. PLACE OF PERFORMANCE. Executive shall perform his duties hereunder in the vicinity of Seattle, Washington or such other place as may be agreed upon by the Company and Executive. Notwithstanding the foregoing, Executive may be required to travel in reasonable amounts and render services in different locations from time to time in the performance of such duties.

        5.     COMPENSATION, BENEFITS, ETC..

               (a) The Company shall pay to Executive during the period of his employment hereunder a salary ("Salary") equal to $325,000 per annum. The Salary, less applicable income tax, employment tax and other required or authorized withholdings, shall be paid to Executive in accordance with the Company's regular payroll procedures.

               (b) During the Term Executive will be eligible to earn an annual bonus of up to 150% of the Salary as provided in the following sentences of this Section 5(b). During each fiscal quarter of the Term, Executive will be eligible to earn a portion of such bonus of up to 15% of the Salary upon the satisfaction of such "target" goals and objectives as may be agreed upon by the Company and Executive. The goals and objectives shall be based on the Company's performance on a quarterly basis; amounts that are not earned for a quarter may be earned based on the cumulative performance of the Company in later quarters of the same fiscal year. Executive will also be eligible to earn up to an additional 90% of the Salary to the extent that Lowe's consolidated performance for the year exceeds the "target" goals and objectives established under the Lowe's management incentive plan. The bonus payments, if any, shall be reduced by applicable income tax, employment tax and other required or authorized withholdings.

               (c) As of the Effective Time (as defined in the Merger Agreement), Executive will be granted an option to purchase up to 70,000 shares of Lowe's common stock pursuant to the Lowe's Companies, Inc. 1997 Incentive Plan. The terms of such option shall be as set forth in the attached Exhibit A.

               (d) Executive will be eligible to participate in all benefit, incentive, savings, retirement, welfare, fringe and other programs that are available to other senior officers of the Company.

               (e) Notwithstanding the foregoing and except as provided in
      Section 7, Executive shall not be entitled to receive any additional Salary or bonus (other than accrued but unpaid Salary and previously earned but unpaid bonuses) after Executive's employment with the Company and affiliates ends for any reason. The rights of Executive and his beneficiaries, if any, under retirement, welfare, fringe and other benefit programs of the Company after Executive's termination of employment shall be determined in accordance with the terms of such program.

               (f) The Company will pay Executive an additional payment of $100,000 (less applicable income tax, employment tax and other required or authorized withholdings), immediately before the consummation of the transactions contemplated by the Merger Agreement.

               (g) Executive shall be entitled to the number of paid vacation days per year to which he is entitled under the Company's vacation policy as in effect on the date of this Agreement.

        6. EXPENSES. The Company shall reimburse Executive for all reasonable travel, entertainment and other expenses properly incurred in the performance of his duties hereunder, upon receipt of proper accounting therefor from Executive in accordance with the Company's policies relating to expense accounts.

        7. SEVERANCE BENEFIT. The Company shall pay a severance benefit to Executive if the Company terminates Executive's employment without Cause (as hereinafter defined) or Executive terminates following the occurrence of an event constituting Good Reason (as hereinafter defined) during the Term. The amount of the severance benefit shall equal the product of (i) two and (ii) the sum of Executive's Salary and the cash bonus paid to Executive for the calendar year preceding his date of termination. The severance benefit, if any, shall be reduced by applicable income tax, employment tax and other required or authorized withholdings. The severance benefit shall be paid in 24 equal and consecutive monthly installments beginning with the month following Executive's termination of employment by the Company (the "Severance Period"). In addition, the Company will continue to provide (at its cost) health, dental and vision benefits provided to Executive immediately before his termination of employment during the period that he is entitled to such coverage under Section 4980B of the Internal Revenue Code of 1986, as amended and during the Severance Period will provide (at its cost) Executive life insurance coverage at a level equal to that in effect immediately before his termination of employment. Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment Executive may obtain. For purposes of this Agreement, the terms (A) "Cause" means (i) Executive's conviction of a felony, (ii) Executive's failure to fully comply with the provisions of Section 8 or 9, and (iii) Executive's willful and continued neglect of his duties to the Company or an affiliate of the Company and (B) "Good Reason" means (i) any reduction in Executive's Salary or bonus opportunity or any reduction in benefits (other than a reduction in benefits applicable to other senior officers of the Company), (ii) any reduction in Executive's position, duties or status, (iii) any required relocation of Executive (other than a relocation mutually agreed upon by the parties) or (iv) any material breach of this Agreement by the Company. Executive agrees that if he violates the provisions of Section 8 or if he violates Section 9 in a manner that constitutes a material breach of this Agreement under Section 9(c) (i) Executive will not be entitled to any additional benefits under this Section 7 and (ii) Executive will repay any severance benefits previously paid under this Section 7 after Executive's violation of Section 8 or such violation of Section 9.

        8.     NONCOMPETITION.

               (a) Executive agrees that Executive will not take the actions described below that would be damaging to the Company's or Lowe's competitive position. By making this commitment, Executive agrees that Executive will not take any such actions either directly or indirectly, either as principal, agent, employee, employer, owner, stockholder (owning more than 5% of a corporation's shares), partner, contractor, consultant or in any other individual or representative capacity whatsoever.

               (b) Executive agrees that during Executive's employment with the Company and for twenty-four (24) months after the termination of his employment, Executive will not:

                      (1) solicit or induce any officer, store manager, district manager, or other employee of the Company or Lowe's (other than Executive's Administrative Assistant), to leave his or her employment with the Company or Lowe's;

                      (2) hire, or cause to be hired, for any employment in a
               line of business competitive with that conducted by the Company or Lowe's, any person who within the preceding twenty-four month period has been employed as an officer, store manager, district manager, merchant or buyer of the Company or Lowe's; provided that this Section 8(b)(2) shall not prohibit the employment of any person who has been involuntarily terminated by the Company; or

                      (3) aid or assist any other person, firm, corporation, or
               other entity to do any of the acts described in the previous subsections (1) and (2) of this Section 8(b).

               (c) Executive agrees that during Executive's employment with the Company Executive will not accept any employment with, ownership interest in, or engagement as a contractor or consultant to, and will not render services on behalf of, any Competitor.

               (d) Executive agrees that for twenty-four (24) months after the termination of his employment, Executive will not:

                      (1) accept employment as an officer, director, manager,
               assistant manager or other employee for,

                      (2) obtain any ownership interest (other than an ownership interest of less than 1% in a publicly traded company) in,

                      (3) be engaged as a consultant or contractor for, or

                      (4) otherwise render services for or on behalf of, any Competitor. Executive understands that the business and business development of the Company and Lowe's and Executive's responsibilities on behalf of the Company and Lowe's are nationwide in scope. Accordingly, Executive agrees that this provision will apply throughout the continental United States.

               (e) Executive acknowledges and agrees that any breach of this
        Section 8 would constitute a material breach of this Agreement.

               (f) Executive acknowledges that after the termination of his employment, Executive will be reasonably able to earn a livelihood without violating the terms of this Section 8.

               (g) For purposes of this Agreement, the term "Competitor" means The Home Depot, Inc., Hechinger Investment Company, Inc. (including Home Quarters, Hechinger's, or Builders Square) or Home Base and/or any affiliates, parents or subsidiaries of such entities.

        9.     CONFIDENTIALITY.

               (a) During Executive's employment with the Company Executive may learn (and during any previous employment with the Company may have already learned), information that is confidential to the Company or Lowe's ("Confidential Information"). Such Confidential Information includes, but is not limited to: trade secrets; acquisition, merger, or business development plans or strategies; plans for opening stores and plans for relocating stores; distribution information; purchasing and product information; advertising and promotional programs and plans; research or developmental projects; financial or statistical data; sales and account information, customer information, including but not limited to demographic information, and information relating to product preference; sales and marketing plans and strategies; pricing strategies and reports; legal documents and records; inventions, techniques, designs, processes, and machinery; personnel information; and any other information of a similar nature that is not known or made available to the public or to competitors of the Company or Lowe's, which, if misused or disclosed, could adversely affect the business of the Company or Lowe's. Confidential Information includes any such information that Executive may prepare or create during Executive's employment with the Company, as well as such information that has been or may be prepared or created by others.

               (b) Executive agrees that Executive will not disclose any Confidential Information to any person (including any Company employee who does not need to know such Confidential Information), agency, institution, company or other entity, and will not use any Confidential Information in any way, except as required by Executive's duties with the Company or by law, unless Executive first obtains written consent of an officer of Lowe's.

               (c) Executive acknowledges and agrees that Executive's duties and obligations under this Section 9 will continue for as long as such Confidential Information remains confidential to the Company or Lowe's, including after the termination of his employment. Executive further acknowledges and agrees that a willful disclosure of significant Confidential Information in violation of this Section 9 would be a material breach of this Agreement.

        10. LEGAL FEES. The Company shall reimburse Executive for Executive's reasonable attorneys fees incurred in any dispute concerning the enforceability of Section 8 if (i) Executive obtains a judgment from a court of competent jurisdiction, and no appeal is taken by the Company or the final appeal affirms the judgment and (ii) the judgment is that Section 8 is unenforceable because Executive is not receiving compensation from the Company during the twenty-four month period described in Section 8.

        11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successor to the Company, and any such successor to the Company shall be deemed substituted for the Company under this Agreement. The obligations of Executive hereunder are expressly declared to be nonassignable and nontransferable. Effective with the consummation of the transactions contemplated by the Merger Agreement, Lowe's agrees to guarantee payment of any amounts due Executive under Section 7.

        12. NOTICES. Any notice given to the Company pursuant to this Agreement may be served by personal delivery or by sending the same by first-class mail addressed to the Company's principal executive office at the time. Any notice given to Executive pursuant to this Agreement may be served by personal delivery or by sending the same by first-class mail addressed to Executive at his address on the records on the Company.

        13. AMENDMENT. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto and signed by the Company and Executive.

        14. ENTIRE AGREEMENT. This instrument constitutes the entire agreement of the parties hereto with respect to the duties and obligations of the Company and Executive and Executive's compensation therefor. The Company and Executive acknowledge that they negotiated the terms of this Agreement, including Sections 8 and 9, with the assistance of counsel and Executive further acknowledges that he understands the terms of this Agreement.

        15. NO WAIVER. The failure to enforce at any time any provision of this Agreement, or to require at any time performance of the other party of any provision hereof, shall in no way be construed as a waiver of such provision or to affect either the validity of this Agreement or the obligations of either party hereto, or the right of either party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

        16. GOVERNING LAW. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed in accordance with and governed by the substantive laws of the State of Washington without regard to choice of law provisions. Any dispute arising between the parties related to or involving this Agreement will be litigated in a federal or state court in the State of Washington.

        17. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, which shall be construed in all respects as if such invalid or unenforceable provision was omitted. While the restrictions set forth above are considered by the parties to be fair and reasonable in all circumstances, it is agreed that if any such restrictions shall be adjudged to be void or ineffective for whatever reason, but would be adjudged to be valid and effective if part of the wording thereof was deleted or the periods or geographical scope thereof reduced, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                               EAGLE HARDWARE & GARDEN, INC.


                               By:    /s/ DAVID HEERENSPERGER
                                  --------------------------------
                                      Name:  David Heerensperger
                                      Title:  Chairman of the Board


                               RICHARD T. TAKATA


                               /s/ RICHARD T. TAKATA
                               -----------------------------------



                               LOWE'S COMPANIES, INC.


                               By:    /s/ THOMAS E. WHIDDON
                                  ----------------------------------
                                      Name: Thomas E. Whiddon
                                      Title: Executive Vice President and Chief
                                                    Financial Officer